Sub-Item 77C:  Submission of matters to a vote of security holders

A statement dated December 8, 2014 in connection with the solicitation of unanimous written consent (the "Statement") was furnished to GreenPoint Omnibus Special Account for the benefit of MBIA Insurance Corp. (the "Shareholders"), of Cutwater Investment Grade Bond Fund (the "Fund"), a series of FundVantage Trust (the "Trust") in connection with the solicitation of written consent by the Board of Trustees of the Trust (the "Board," the members of which are referred to herein as "Trustees") for actions to be taken by unanimous Written Consent in lieu of a meeting of the Shareholders (the "Written Consent") for the purposes of the consideration and approval of a new investment advisory agreement between the Fund and Cutwater Investor Services Corp. (the "Adviser").

At the Board's direction, the Officers of the Trust fixed the close of business on December 4, 2014 as the record date for determination of Shareholders entitled to receive this Statement (the "Record Date"). As of the Record Date, the number of shares outstanding for the Fund was 3,755,591.434 shares. The Shareholders approved the new investment advisory agreement between the Fund and the Adviser via Written Consent dated December 11, 2014.